Exhibit 23

W. T. Uniack & Co., CPAs P.C.

Certified Public Accountants

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in the filing of American Restaurant Concepts, Inc. on Form 10K and our report dated April 14, 2011 with respect to our audits of the financial statements of American Restaurant Concepts, Inc. as of December 26, 2010 and December 27, 2009, and for the years ended December 26, 2010 and December 27, 2009, which report appears with those financial statements referred to above.  We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ W.T. Uniack & Co., CPAs P.C.

Alpharetta, Georgia

April 15, 2011